EXHIBIT 20.4


                               EARTHNETMEDIA, INC.




March 20, 2003



To All Holders of EarthNetMedia, Inc. C Warrants and D Warrants:

Reference is made to the C Warrants and D Warrants issued by EarthNetMedia, Inc. (the "Company") as part of an offering of Units made by the Company in December 2001. By their original terms, each C Warrant gave its holder the right to purchase shares of the Company's Common Stock at a price of $2.00 per share and each D Warrant gave its holder the right to purchase shares of Common Stock at a price of $2.25 per share. On December 18, 2002, the Board of Directors of the Company agreed to adjust the exercise price of the C Warrants to $1.32 per share for all shares of Common Stock purchased after that date, and also extended the exercise period for the C Warrants and the D Warrants from 3:30 PM Pacific Time on December 20, 2002 until 3:30 PM Pacific Time on March 31, 2003. All other terms and conditions of the C Warrants and the D Warrants remained unchanged.

Effective as of January 20, 2003, the number of shares of the Company's Common Stock which may be purchased through exercise of the Company's then outstanding C Warrants and D Warrants were increased on a six for one basis, and the exercise price per share under the terms of these C Warrants and D Warrants were divided by six, to $0.22 per share for the C Warrants and $0.375 per share for the D Warrants.

The Board of Directors of the Company have agreed to (i) reduce the exercise price of the C Warrants to $0.12 per share of Common Stock and the exercise price of the D Warrants to $0.20 per share of Common Stock, in each case for all shares purchased after March 20, 2003; and (ii) extend the exercise period of the C Warrants and the D Warrants to 3:30 PM Pacific Time on April 30, 2003. All other terms and conditions of the C Warrants and D Warrants remain unchanged.



                                                     THE BOARD OF DIRECTORS
                                                     EARTHNETMEDIA, INC.